CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated September 15, 2009 relating to the financial statements and financial highlights of the American Funds Short-Term Tax-Exempt Bond Fund (formerly known as The Tax-Exempt Money Fund of America), which appear in such Registration Statement.  We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm", and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Los Angeles, California
October 28, 2009